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EXHIBIT 10.2.3

                               AGREEMENT REGARDING
           900 NUMBER TELECOMMUNICATIONS PROGRAMS AND MODIFICATION OF
                  NONCOMPETITION AGREEMENT AND MEDIA AGREEMENT


AGREEMENT entered into as of the 3rd day of December, 1998 by and among QUINTEL COMMUNICATIONS, INC., a corporation organized under the laws of Delaware with offices at One Blue Hill Plaza, Fifth Floor, Pearl River, New York 10965 (hereafter referred to as "Quintel"; Quintel and its subsidiaries and affiliates, and entities controlling, controlled by or under common control with Quintel are collectively referred to as the "Quintel Companies"), ACCESS RESOURCE SERVICES, INC., a Delaware corporation with offices at 2455 E. Sunrise Boulevard, Fort Lauderdale, Florida 33304 (hereafter referred to as "Access"). Access and its subsidiaries and affiliates, and entities controlling, controlled by or under common control with Access or Steven L. Feder, an individual residing at 14 Isla Bahia Drive, Fort Lauderdale, Florida 33314 ("Feder"), including Real Communication Services, Inc., a Delaware corporation, Bahia Encounters, Inc., a Florida corporation, and Psychic Readers Network, Inc., a Florida corporation ("PRN"), are collectively referred to as the "PRN Companies".

                                    RECITALS:

A. Quintel, Feder and other principals of the PRN Companies (the "PRN Principals") are parties to Noncompetition and Right of First Refusal Agreements dated September 10, 1996 (the "Noncompetition Agreements"), which, among other things, prohibit PRN and the PRN Principals from engaging in any business activity competitive with the businesses conducted by the Quintel Companies, including theme related telephone service programs or membership clubs.

B. The PRN Companies have been engaged in the business of offering telephone entertainment services on a pay-per-call basis using 800 and 900 Numbers (the "PRN Pay-per-Call Business").

C. The Quintel Companies market membership clubs ("Clubs") offering enhanced telecommunications products and services, including voice-mail and other telecommunications services (the "Telco Services"),which are billed to customers as 900 number telephone services (the "Quintel 900 Number Club Business"), and have also been engaged in the business of offering telephone entertainment services on a pay-per-call basis using 900 numbers (the "Quintel 900 Number Pay-Per-Call Business").

D. Certain of the PRN Companies also market Clubs offering Telco Services which are billed to customers as 900 number telephone services, which business has been consented to by Quintel pursuant to agreements dated as of February 1, 1998 and September 1, 1998 among Quintel and the PRN Companies (the "PRN-Quintel Club Agreements").
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E.    Quintel and PRN are parties to a letter agreement dated January 16, 1996, which provides, among other things, that Quintel or its affiliate would act as the advertising agency for the PRN Pay-Per-Call Business and Quintel 900 Number Business, and that media acquired by Quintel would be allocated between Quintel and PRN in the proportions provided for in such agreement (the "Media Agreement").

F. Access wishes to market new 900 Number programs offering pay-per-call products and services, which will be billed to customers as 900 number telephone services (the "New Access 900 Number Pay-Per-Call Programs").

G. Quintel has decided to discontinue the current Quintel 900 Number Pay-Per-Call Business, and Quintel has agreed, on the terms set forth in this Agreement, to allocate media to the PRN Companies for the advertising of the New Access 900 Number Pay-Per-Call Programs which would otherwise have been allocated under the Media Agreement to the Quintel Companies in the conduct of the Quintel 900 Number Pay-Per-Call Business.

H. The PRN Companies are parties to an agreement with West Interactive Corporation ("West") under which telecommunications services furnished by telecommunications carriers ("Carriers") are provided to the PRN Companies for use in providing telephone entertainment services to their customers (the "PRN-West Agreement"). West and any other billing company or service bureau providing such telecommunications services for the telephone programs described in this Agreement are referred to as "Service Bureaus".

I. Quintel is also party to an agreement with West under which Carrier services are provided to the Quintel Companies for use in conducting their telephone service programs (the "Quintel-West Agreement").

J. By separate agreement, a copy of which is annexed hereto as Exhibit 1, West has agreed that all charges for the New Access 900 Number Pay-Per-Call Programs shall be for the account of Access, and that Quintel shall have no responsibility for any charges, charge-backs, reserves or other fees due in connection with such programs and has agreed to remit to Quintel certain amounts due to Quintel from Access under this Agreement (the "West Undertaking").


NOW, THEREFORE, for good and valuable consideration, receipt of which is acknowledged by the parties, it is hereby agreed as follows:


1     OPERATION OF THE PRN 800 NUMBER TELCO CLUBS.

      1.1 Quintel hereby consents to the operation of the New Access 900 Number Pay-Per-Call Programs by the PRN Companies.


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      1.2   Quintel shall be responsible for the marketing of the New Access 900
Number Pay-Per-Call Programs, and the expenses associated therewith. Quintel shall determine in its discretion the terms on which to market the New Access
900 Number Pay-Per-Call Programs, including the pricing of such Programs, except that Quintel shall not reduce the price per minute offered in such programs below $4.99 per minute.

            (a) Quintel shall allocate media under the Media Agreement for the advertising of the New Access 900 Number Pay-Per-Call Programs which would otherwise have been allocated to the Quintel Companies in the conduct of the Quintel 900 Number Pay-Per-Call Business under the Media Agreement. The cost of the media used for the advertising of the New Access 900 Number Pay-Per-Call Programs shall be paid by Quintel. [INSERT 1]

            (b) As part of the marketing expenses for the New Access 900 Number Pay-Per-Call Programs for which Quintel is responsible, Quintel shall also be responsible for payment of all costs incurred in connection with any 800 number telephone lines used in marketing the New Access 900 Number Pay-per-Call Programs.

      1.3 In consideration for Quintel's consent to the operation of the New Access 900 Number Pay-Per-Call Programs and Quintel's agreement to allocate media to Access as provided in Paragraph 1.2 above, and as a condition to the continuation of such consent and agreement, Access agrees to all of the provisions of this Paragraph 1.3.

            (a) The use of any Service Bureau other than West in connection with the operation of the New Access 900 Number Pay-Per-Call Programs shall require Quintel's prior approval.

            (b) Access agrees that Access will pay Quintel on a monthly basis in the manner provided for in this Agreement, within thirty (30) days after the end of each calendar month during which the New Access 900 Number Pay-Per-Call Programs operate, an amount equal to the product of {Confidential portion omitted and filed separately with the Commission} multiplied by the number of Billable 900 Minutes billed during such month (hereafter such amount payable to Quintel is referred to as the "Quintel 900 Number Fee").

                  i) The term "Billable 900 Number Minutes" shall mean the minutes (or portions thereof) of service provided by Carriers and billed by the Service Bureau to customers of the New Access 900 Number Pay-Per-Call Programs, excluding "free" minutes or portions thereof which are offered without charge to customers by Access in promoting the New Access 900 Number Pay-Per-Call Programs.


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                  ii)   The Quintel 900 Number Fee shall be paid when due
                  without set-off or deduction of any kind.

                  iii) In the event that the aggregate payments collected by Access or any of the other PRN Companies from the Service Bureau for the New Access 900 Number Pay-Per-Call Program billings is less than the aggregate Quintel 900 Number Fee (the amount by which such collections are less than the aggregate Quintel 900 Number Fee is referred to as the "Shortfall"), and the Shortfall occurs because of the insolvency or bankruptcy of the Service Bureau, then, provided that the PRN Companies use diligent efforts to collect the Shortfall (including, without limitation commencement of actions to collect the Shortfall and filing and prosecution of proofs of claim), that portion of the Quintel 900 Number Fees equal to the Shortfall shall not be payable to Quintel until such time as and only to the extent that any of the PRN Companies collect the Shortfall.

                  iv) Pursuant to the West Undertaking, West has agreed to pay the Quintel 900 Number Fee to Quintel by deducting such amount from the amounts due to Access for the New Access 900 Number Pay-Per-Call Programs, and to pay the amount of the Quintel 900 Number Fee so deducted directly to Quintel or for its account prior to making any payment to Access for such Programs other than the Access Base Payment. Such a direction shall be delivered by Access or any of the PRN Companies to any other Service Bureau with which any of them arrange for the provision of telecommunications Carrier services for the New Access 900 Number Pay-Per-Call Programs.

      1.4 Access and the other PRN Companies represent and warrant to the Quintel Companies that the operations of the New Access 900 Number Pay-Per-Call Programs will be conducted in accordance with all applicable laws and regulations.

      1.5 The Quintel Companies shall have the right in their discretion to modify the terms of their consent to the operation of the New Access 900 Number Pay-Per-Call Programs and/or the allocation of media to Access under this Agreement, for any reason or no reason, and if Quintel and Access are unable for any reason to reach agreement upon such modifications, Access may within thirty
(30) days after receipt of notice to such effect from Quintel cease the solicitation of customers for the New Access 900 Number Pay-Per-Call Programs using the media which would otherwise have been available to Access under the Media Agreement. The Quintel Companies shall also have the right in their discretion to terminate their consent to the operation of the New Access 900 Number Pay-Per-Call Programs, and/or to cease the allocation of media to Access provided for under this Agreement, for any reason or no reason, and the PRN Companies may within thirty (30) days after receipt of notice to such effect from Quintel cease the solicitation of customers for the New Access 900 Number Pay-Per-Call Programs


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using the media which would otherwise have been available to Access under the
Media Agreement. [INSERT 2]

      1.6 In the event of termination of (i) New Access 900 Number Pay-Per-Call Programs, (ii) Access' use of the media which Quintel has agreed to provide under this Agreement, or (iii) this Agreement for any reason whatsoever, Quintel will continue to be entitled to receive the Quintel 900 Number Fee with respect to all collections made on account of the New Access 900 Number Pay-Per-Call Programs during the sixty (60) day period following such termination.

      1.7 Nothing herein shall prohibit or restrict the Quintel Companies from conducting any pay-per-call, Club or other business offering telecommunications services or products, or from conducting any business competitive with the business conducted by Access or any of the other PRN Companies.

2     INDEMNIFICATION.

      2.1 Access and the other PRN Companies shall indemnify the Quintel Companies against any claims made by any customers of the New Access 900 Number Pay-Per-Call Programs, West, or any other Service Bureau providing services to the New Access 900 Number Pay-Per-Call Programs, any governmental or regulatory body, or any other party, arising out of the operation of the New Access 900 Number Pay-Per-Call Programs and shall hold the Quintel Companies harmless from any liability, cost or expense arising in connection therewith, including, but without limitation thereto, all fees, reserves, charge-backs or other charges of West or any Carrier arising out of the New Access 900 Number Pay-Per-Call Programs. In the event that Quintel is billed for any such charges by West under the West-Quintel Agreement, Access shall immediately make payment of such charges to West on demand by Quintel, and such obligation of Access is guaranteed by each of the PRN Companies. Such indemnification by the PRN Companies shall not include the cost of media acquired by Quintel for the New Access 900 Number Pay-Per-Call Programs pursuant to this Agreement, which shall remain the responsibility of Quintel, and Quintel shall hold Access harmless from any liability, cost or expense for such media.

      2.2 Promptly after receipt by any party hereto (the "Indemnitee") of notice of any demand, claim or circumstances which, with the lapse of time, would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in any claim for which a party is entitled to indemnification under this Agreement (a "Claim"), the party entitled to indemnification (the "Indemnitee") shall promptly give notice thereof (the "Claims Notice") to the party obligated to provide indemnification pursuant to this Agreement (the "Indemnifying Party"); provided, however, that the failure of any Indemnitee to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2, except to the extent that the Indemnifying Party is actually prejudiced by such failure to give notice. The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount


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(estimated, if necessary and to the extent feasible) of the Claim that has been or may be suffered by the Indemnitee.

      2.3 The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within thirty (30) days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability.

            (a) If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability at the expense of the Indemnifying Party (if the Indemnifying Party is found obligated to indemnify the Indemnitee with respect to the Claim).

            (b) Subject to the limitations contained in Paragraph 2.4 on the obligations of the Indemnifying Party in respect of proposed settlements, the Indemnitee shall have the right to employ its own counsel with respect to any Asserted Liability, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless (1) the employment of such counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such action, or (2) such Indemnifying Party shall not have, as provided above, promptly employed counsel reasonably satisfactory to the Indemnitee to take charge of the defense of such action, or (3) the Indemnitee shall have reasonably concluded based on an opinion of counsel that there may be one or more legal defenses available to it which are different from or additional to those available to such Indemnifying Party, in any of which events such reasonable fees and expenses shall be borne by the Indemnifying Party and the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnitee in respect of such different or additional defenses.

            (c) If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense. If the Indemnifying Party elects not to assume the defense of a Claim, it will not be obligated to pay the fees and expenses of more than one counsel for all Indemnitees with respect to such claim, unless in the reasonable judgment of an Indemnitee, and in the opinion of such Indemnitee's counsel, a conflict of interest may exist between such Indemnitee and any other of such Indemnitees with respect to such claim, in which event the Indemnifying Party shall be obligated to pay the fees and expenses of such additional counsel or counsels.

      2.4 Notwithstanding the provisions of Paragraph 2.3, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim for which indemnification has been sought and is available hereunder, over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld or delayed. If, however, the Indemnitee refuses to consent to a bona fide offer of settlement which the


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Indemnifying Party wishes to accept, the Indemnitee may continue to pursue such matter, free of any participation by the Indemnifying Party, at the sole expense of the Indemnitee. In such event, the obligation of the Indemnifying Party to the Indemnitee shall be equal to the lesser of (i) the amount of the offer of settlement which the Indemnitee refused to accept plus the costs and expenses of the Indemnitee prior to the date the Indemnifying Party notified the Indemnitee of the offer of settlement, or (ii) the actual out-of-pocket amount the Indemnitee is obligated to pay as a result of the Indemnitee's continuing to pursue such matter. No party will be required to consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such party of a release from all liability in respect to the Claim.


3     MISCELLANEOUS.

      3.1 Neither PRN nor any of the PRN Companies may assign its rights and obligations under this Agreement without the consent of Quintel, except that assignment to any subsidiary or affiliate controlling, controlled by or under common control with the PRN Companies shall not require such consent, but only prior written notice to Quintel. Any of the Quintel Companies may assign its rights and obligations under this Agreement to any subsidiary or affiliate controlling, controlled by or under common control with the Quintel Companies, or in connection with the sale of all or substantially all of the assets of any of the Quintel Companies or a merger or consolidation of any of the Quintel Companies with another entity, provided prior written notice of such assignment is given to Access.

      3.2 The Noncompetition Agreements and the PRN-Quintel Club Agreements remain in full force and effect. This Agreement shall not be deemed to be a waiver of any of the rights and obligations of the parties to the Noncompetition Agreements or the PRN-Quintel Club Agreements. Any other exceptions to the provisions of the Noncompetition Agreements shall require the written consent of Quintel.

      3.3 Any notice or other communications required or permitted hereunder shall be in writing and shall be deemed effective (a) upon personal delivery, if delivered by hand and followed by notice by mail or facsimile transmission; (b) one day after the date of delivery by Federal Express or other nationally recognized courier service, if delivered by priority overnight delivery between any two points within the United States; or (c) five days after deposit in the mails, if mailed by certified or registered mail (return receipt requested) between any two points within the United States, and in each case of mailing, postage prepaid, addressed to a party at its address first set forth above, or such other address as shall be furnished in writing by like notice by any such party.

      3.4 No waiver by a party of any breach of this Agreement by the other shall be deemed to be a waiver of any preceding or subsequent breach.


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      3.5   This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein.

      3.6 Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto and the other persons executing this Agreement.

      3.7 This Agreement may not be changed orally, but only by an agreement in writing signed by the party or parties to be charged thereby.

      3.8 This Agreement shall be governed by and construed in accordance with the law of New York, including its choice of law rules. Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto shall be brought in the courts of the State of New York in New York County or in the United States District Court for the Southern District of New York, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts for itself the jurisdiction of the aforesaid courts, irrevocably consents to the service of any and all process in any action or proceeding by the mailing of copies of such process to such party at its address provided for the giving of notices under Paragraph 3.3 above, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each party hereto irrevocably waives to the fullest extent permitted by law any objection that it may now or hereafter have to the laying of the venue of any judicial proceeding brought in such courts and any claim that any such judicial proceeding has been brought in an inconvenient forum.

      3.9 This agreement does not constitute a joint venture or partnership by the parties, and each party is entering into this Agreement as a principal and not as an agent of the other.

      3.10 This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and any other application thereof shall not in any way be affected or impaired thereby, and the extent of such invalidity or unenforceability shall not be deemed to destroy the basis of the bargain among the parties as expressed herein, and the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

      3.11 The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent or for any purpose, to limit or define the text of any section, paragraph or clause.

      3.12 This Agreement may be executed in several counterparts and all counterparts so executed shall constitute one agreement binding on all the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart.


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Insert 1:

Quintel shall give Access notice of the media available to Access under the Media Agreement on a reasonably timely basis, and Access shall give notice to Quintel on a reasonably timely basis and with reasonable specificity as to the amount and nature of the media which Access wishes to use for the New Access 900 Number Pay-Per-Call Programs.

Insert 2:

Access may, for any reason, including receipt of either of the aforementioned notices from Quintel, or for no reason, upon thirty (30) days prior written notice to Quintel, cease the solicitation of customers for the New Access 900 Number Pay-Per-Call Programs using the media which would otherwise have been available to Access under the Media Agreement.



IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


QUINTEL COMMUNICATIONS, INC.        ACCESS RESOURCE SERVICES, INC



By: /s/ Jeffrey L. Schwartz         By: /s/ Steven L. Feder
    -----------------------------       -----------------------------

The provisions of the foregoing agreement are consented and agreed to:

PSYCHIC READER'S NETWORK, INC.


                                    /s/ Steven L. Feder
                                    -----------------------------
By:                                 Steven L. Feder
   -----------------------------


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